Exhibit 4.3

EXECUTION VERSION

COMMERCIAL LEASE

This Commercial Lease (“Lease”) is made and entered into as of February 1, 2020, (“Effective Date”), by and between David Pleitner, LLC (“Lessor”), and Golden Harvests, LLC (“Lessee”). Lessee and Lessor are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Lessor owns certain real property, including land and improvements, commonly known as 333 Morton St, Bay City, Michigan 48706 (the “Property”), as legally described on Exhibit A; and

WHEREAS, Lessee desires to lease the Property from Lessor, and Lessor desires to lease the Property to Lessee, subject to the terms and conditions set forth herein;

NOW THEREFORE, the Parties, intending to be legally bound, agree as follows:

Article 1

AGREEMENT TO LEASE

Lessor hereby agrees to lease to Lessee, and Lessee hereby agrees to lease from Lessor, the Property, subject to the terms and conditions of this Lease.

Article 2

PREMISES

2.1 Description. Lessor hereby leases to Lessee, on the terms and conditions stated below, the Property, together with all improvements located therein, or to be made thereto by either Lessor or Lessee (collectively the “Premises”), as identified on Exhibit B. Any unidentified areas on the Property are reserved for the continued and exclusive use of Lessor and are excluded from this Lease.

2.2 Permitted Uses. Lessee will use the Premises to produce, process, and make wholesale and retail sales of marihuana under Michigan law and ancillary uses customarily associated with agricultural production, processing, and sales (“Permitted Uses”). No other use may be made of the Premises without the prior written approval of Lessor, which shall not be unreasonably withheld, conditioned or delayed.

2.3 Compliance with Laws and Regulations. Lessee will comply with all applicable laws, ordinances, rules, and regulations of the United States, the State of Michigan, and all other government authorities with jurisdiction over the Premises, including but not limited to, local fire codes, zoning regulations, and occupancy codes; provided, however, that federal laws and regulations prohibiting the production, processing wholesaling and retailing of marihuana are expressly excluded from the legal requirements with which Lessee is required to comply herein. Lessee will promptly provide to Lessor copies of all communications to or from any government entity that relate to Lessee’s noncompliance, or alleged noncompliance, with any laws or other government requirements impacting the Premises.

2.4 Limits on Use. Lessee will not use, nor permit anyone else to use, the Premises in a manner, nor permit anything to be done in the Premises, that creates a condition that may increase the rate of fire insurance for the Premises or the Property or would prevent Lessor from taking advantage of any ruling of an insurance rating bureau that would allow Lessor to obtain reduced rates for its insurance policies, or violates any requirements of Lessee’s insurance carrier.

2.5 Condition of Premises / No Warranties. Lessor makes no warranties or representations regarding the condition of the Premises or the Property, including, without limitation, the suitability of the Premises for intended uses or the condition of the improvements. Lessee has inspected and accepts the Premises in its “AS IS” condition upon taking possession. Lessor will have no liability to Lessee, and Lessee will have no claim against Lessor, for any damage, injury, or loss of use caused by the condition of the Premises or the Property. Lessee is solely responsible for thoroughly inspecting the Premises and ensuring that it is in compliance with all laws.

Article 3

TERM

3.1 Initial Term. The term of this Lease will commence on February 1, 2020 (the “Commencement Date”), and continue for a lease term of two years, expiring on January 31, 2022 (“Expiration Date”), unless sooner terminated under the terms of this Lease (“Initial Lease Term”). As used herein “Lease Term” means the Initial Lease Term and any Extension Term. No Rent will be due from Lessee until possession of the Premises has been delivered to Lessee.

3.2 Extension Option. If the Lessee is not then in Default of this Lease (as defined in Article 12), Lessee will have the option, in its sole discretion, to extend the Initial Lease Term (“Extension Option”) as follows: (a) for two (2) two-year renewal terms on the same terms and conditions as herein; and (b) for two (2) five-year renewal term on the same terms and conditions as herein, except for Basic Rent, which will be as described in Section 4.1 (each, an “Extension Term”). An Extension Option may be exercised by written notice given to Lessor not less than 60 days, nor more than 270 days before the expiration of the Initial Lease Term or any Extension Term. Failure to exercise any Extension Option will terminate any subsequent Extension Option(s).

Article 4

RENT

4.1 Basic Rent Amount and Due Date.

(a) The base monthly rent (“Basic Rent” or “Rent”) for the Initial Lease Term and each Two Year Extension Term shall be as follows: (a) commencing on February 1, 2020 the Basic Rent shall be $10,000/monthly. Basic Rent is due and payable commencing on February 5, 2020 and on the fifth day of each and every month thereafter during the Lease Term. Lessor, at Lessor’s sole and absolute discretion, may allow Lessee to defer Basic Rent, on terms that must be in writing and signed by Lessor to be enforceable.

(b) Basic Rent shall increase by $1,000/month as follows: (a) for each additional Class C marihuana cultivation license Lessee obtains at the Premises that results in total flowering cultivation square footage at the Premises greater than 10,000 sq ft; (b) for each retail license the Lessee obtains at the Premises; and (c) for each processing license the Lessee obtains at the Premises.

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4.2 Additional Rent. This Lease is a “triple net lease,” meaning that unless otherwise specifically provided herein, Lessee is responsible to pay all insurance, utilities, taxes, and other costs associated with the Premises, except for landscaping costs, which shall be borne by Lessor. All amounts due hereunder in addition to the Basic Rent are deemed “Additional Rent.” Any reference to “Rent” herein includes Basic Rent and Additional Rent. Lessee will pay all utilities associated with the Premises.

4.3 Taxes. Lessee agrees to pay, on or before the date they become due all real property taxes, assessments, special assessments, user fees, and other charges, however named, that, after the Effective Date and before the expiration of this Lease, may become a lien or that may be levied by any state, county, city, district, or other governmental authority on the Premises, any interest of Lessee acquired under this Lease, or any possessory right that Lessee may have in or to the Premises by reason of its occupancy thereof, as well as all taxes, assessments, user fees, or other charges on all property, real or personal, owned or leased by Lessee in or about the Premises (collectively, “Taxes”), together with any other charge levied wholly or partly in lieu thereof. Taxes are considered Additional Rent under this Lease. Lessee may contest the validity of an assessment against the Premises as long as Lessee deposits with an escrow agent approved by Lessor, with irrevocable instructions to pay to the taxing authority on written instruction from Lessor, sufficient funds to satisfy any amount determined to be owing at the conclusion of the proceeding to contest the assessment. Not later than 14 days after the date any Tax is due, Lessee will provide Lessor with written proof that payment has been made, as required by this Section 4.3. If Lessee fails to pay Taxes before any delinquency, then, in addition to all other remedies set forth in this Section 4.3, Lessor will automatically have the right, but not the obligation, to pay the Taxes and any interest and penalties due thereon, any time after Lessor gives Lessee 5 days’ written notice that Taxes are past due and Lessee continues to fail to pay the past due Taxes within that 5-day period. Lessee will immediately reimburse Lessor for any sums so paid.

4.4 Operating Expenses and Utilities. Lessee will promptly pay any and all charges for gas, electricity, telephone, garbage, Internet, and all other charges for utilities or services that may be furnished directly to the Premises. Lessor has no responsibility to provide any utility services to the Premises that are not already in place. If additional services are required, Lessee will obtain Lessor’s permission for their installation, at Lessee’s sole cost and expense. Lessor will not unreasonably withhold such permission.

4.5 Late Charge. If Lessee fails to pay any Rent required under this Lease within 10 days after it is due, Lessor may elect to impose a late charge of 5-percent of the overdue payment. Lessor’s election not to impose a late charge in any instance will not be a waiver of Lessor’s other rights and remedies for the late payment nor of Lessor’s right to later charge and collect a late charge for the late payment or any other overdue amount. Acceptance of payment of a late charge by Lessor will not constitute a waiver of Lessee’s default with respect to the overdue amount in question, nor will it prevent Lessor from exercising any other rights or remedies granted under this Lease, by law, or in equity. In addition to the late charge, all amounts of Rent past due will bear interest at a “Delinquency Rate” of 12 percent per annum, or the highest rate allowed by law, if it is less, from the due date until paid in full.

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4.6 Time and Place of Payments. Lessee will pay Lessor Basic Rent monthly, in advance, and on the fifth day of the month without abatement, deduction, or offset. Payment of all Rent will be made to Lessor to the address set forth in Section 16.9 or such other place as Lessor may designate in accordance with the requirements of Section 16.9.

4.7 Acceptance of Rent. Lessor’s acceptance of a partial payment of Rent will not constitute a waiver of any Event of Default (defined in Section 11.1), nor will it prevent Lessor from exercising any of its other rights and remedies granted to Lessor under this Lease, by law, or in equity. Any endorsements or statements on checks of waiver, compromise, payment in full, or any other similar restrictive endorsement will have no legal effect. Lessee will remain in violation of this Lease and will remain obligated to pay all Rent due, even if Lessor has accepted a partial payment of Rent. Acceptance of a late but full payment of Rent (including Rent plus all interest due thereon at the Delinquency Rate) will constitute a waiver and satisfaction of that late payment, violation, or Default only and will not constitute a waiver of any other late payment, violation, or Default.

Article 5

LESSEE OBLIGATIONS

5.1 Repairs and Maintenance. The Lessee will maintain the Property in good condition and will not commit, permit, or suffer any waste of the Property. The Lessee will maintain the Property, improvements, and fixtures on the Property (other than structural components, including foundation and weight bearing walls, which shall be Lessor’s responsibility) and fences, in as good a condition and repair as they were in at the commencement of this Lease, reasonable wear and tear excepted. During the term of this Lease, the Lessee will regularly monitor the irrigation equipment that is utilized by Lessee. Lessee shall be responsible for the full cost of any maintenance, repair, replacement or modification of the Property or any equipment or irrigation equipment that services the Property, except for landscaping costs, which shall be borne by Lessor.

5.2 Alterations and Improvements

(a) Alterations. Lessee, at Lessee’s expense, shall have the right following Lessor’s written consent, which shall not to be unreasonably withheld, conditioned or delayed, to make additions, improvements and replacements of and to all or any part of the Property from time to time as Lessee may deem desirable, provided the same are made in a workmanlike manner and utilizing good quality materials (collectively, the “Alterations”). All alterations will be made in a lien-free and good and competent manner, and in compliance with applicable laws and building codes and applicable LARA administrative rules. Lessee shall have the right to place and install personal property, trade fixtures, equipment and other temporary installations in and upon the Property, and fasten the same to the Premises, which such personal property, trade fixtures, equipment and other temporary installations shall not constitute Alterations.

(b) Ownership and Removal of Alterations. All improvements and alterations performed on the Property by either the Lessor or the Lessee will be the property of the Lessor when installed. All personal property, equipment, machinery, trade fixtures and temporary installations, whether acquired by Lessee at the commencement of the Lease term or placed or installed on the Property by Lessee thereafter, shall remain Lessee’s property free and clear of any claim by Lessor. Lessee shall have the right to remove the same at any time during the term of this Lease provided that Lessee shall repair all damage to the Property caused by such removal at Lessee’s expense.

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(c) Condition at Termination of Lease. At the termination of this Lease, with the exception of permitted alterations and except as otherwise expressly agreed to in writing by the Lessor, the Property will be returned to the Lessor in the same condition as it was in at the commencement of this Lease, all repairs being completed as required in this Lease, reasonable wear to the fixtures being excepted (except for repair obligations).

5.3 Intentionally deleted.

5.4 No Liens. Lessee agrees to pay, when due, all sums for labor, services, materials, supplies, utilities, furnishings, machinery, or equipment that have been provided or ordered with Lessee’s consent to the Premises. If any lien is filed against the Premises that Lessee wishes to protest, then Lessee will immediately notify Lessor of the basis for its protest and must deposit cash with Lessor, or procure a bond acceptable to Lessor, in an amount sufficient to cover the cost of removing the lien from the Premises. Failure to remove the lien or furnish the cash or a bond acceptable to Lessor within 14 days will constitute an Event of Default (defined in Section 11.1) under this Lease, Lessor will be entitled to satisfy the lien without further notice to Lessee, and Lessee will immediately reimburse Lessor for any sums paid to remove any such lien.

5.5 Lessor Access to Premises. Subject to applicable law governing the Permitted Uses, Lessor and its respective agents have the right to enter the Premises for the purposes of: (a) confirming the performance by Lessee of all obligations under this Lease, (b) doing any other act that Lessor may be obligated or have the right to perform under this Lease, and (c) for any other lawful purpose. Such entry will be made on not less than 24 hours’ advance notice and during normal business hours, when practical, except in cases of emergency or a suspected violation of this Lease or the law. Lessee waives any claim against Lessor for damages for any injury or interference with Lessee’s business, any loss of occupancy or quiet enjoyment of the Premises, or any other loss occasioned by the entry except to the extent caused by the gross negligence or willful misconduct of Lessor.

5.6 Signs. Except as may be required by applicable law, Lessee will not erect, install, nor permit on the Premises any sign or other advertising device without first having obtained Lessor’s written consent, which Lessor may not unreasonably withhold. Lessee will remove all signs and sign hardware upon termination of this Lease and restore the sign location to its former state, unless Lessor, in its sole option, elects to retain all or any portion of the signage.

Article 6

INSURANCE REQUIREMENTS

6.1 Insurance Amounts. Insurance requirements set forth below do not in any way limit the amount or scope of liability of Lessee under this Lease. The amounts listed indicate only the minimum amounts of insurance coverage that Lessor is willing to accept to help ensure full performance of all terms and conditions of this Lease. All insurance required of Lessee by this Lease must meet all minimum requirements set forth in this Article 6.

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6.2 Certificates; Notice of Cancellation. Lessee will provide Lessor with certificates of insurance establishing the existence of all insurance policies required under this Lease promptly upon request. Lessor must receive notice of the expiration or renewal of any policy at least 10 days before the expiration or cancellation of any insurance policy. No insurance policy may be canceled, revised, terminated, or allowed to lapse without at least 10 days’ prior written notice to Lessor. Insurance must be maintained without any lapse in coverage continuously for the duration of this Lease. Cancellation of insurance without Lessor’s consent will be deemed an immediate Event of Default (defined in Section 11.1) under this Lease. Lessee will give Lessor certified copies of Lessee’s policies of insurance promptly upon request.

6.3 Additional Insured. Lessor will be named as an additional insured in each required liability policy and, for purposes of damage to the Premises, as a loss payee. The insurance will not be invalidated by any act, neglect, or breach of contract by Lessee. On or before the Commencement Date, Lessee must provide Lessor with a policy endorsement naming Lessor as an additional insured as required by this Lease.

6.4 Primary Coverage and Deductible. The required policies will provide that the coverage is primary, and will not seek any contribution from any insurance or self-insurance carried by Lessor.

6.5 Required Insurance. At all times during this Lease, Lessee will provide and maintain the following types of coverage:

(a) General Liability Insurance. Lessee will maintain a commercial general liability policy insuring Lessee against liability for damages because of personal injury, bodily injury, death, or damage to property, including loss of use thereof, and occurring on or in any way related to the Premises or occasioned by reason of the operations or actions of Lessee. All such coverage must name Lessor as an additional insured. All such coverage must be in an amount not less than $1,000,000 combined single limit per occurrence for bodily injury and property damage for all coverage specified herein.

(b) Personal Property Insurance. Lessee will be responsible to insure all Lessee’s own Personal Property (as defined in Section 9.2), improvements, betterments, and trade fixtures, which items will not be covered by Lessor’s insurance and for which Lessor and its insurance carriers will have no liability.

(c) Workers’ Compensation Insurance. Lessee will maintain, in full force and effect, Workers’ Compensation insurance for all Lessee’s employees, including coverage for employer’s liability, as required by Michigan law.

6.6. Waiver of Subrogation. Lessee and Lessor each waive any right of action that they and/or their respective insurance carriers might have against the other for any loss, cost, damage, or expense (collectively “Loss”) to the extent that the Loss is covered by any property insurance policy or policies maintained or required to be maintained under this Lease. Lessee and Lessor also waive any right of action they and/or their insurance carriers might have against Lessor or Lessee (including their respective employees, officers, or agents) for any Loss to the extent the Loss is a property loss covered under any applicable policies required by this Lease. If any of Lessee’s or Lessor’s insurance policies do not allow the insured to waive the insurer’s rights of subrogation before a Loss, each will cause the policies to be endorsed with a waiver of subrogation that allows the waivers of subrogation required by this Section 6.6. Nothing contained herein will be construed to relieve Lessee from any Loss suffered by Lessor that is not fully covered by Lessor’s insurance described in Article 7. Lessee will be liable for any uninsured Loss (including any deductible) if the Loss was caused by any negligent act or omission of Lessee or any of Lessee’s employees, agents, contractors, or invitees.

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Article 7

LESSOR INSURANCE

Lessor will obtain and keep in force a policy or policies of insurance in the name of Lessor, with loss payable to Lessor insuring loss or damage to the Property, Premises and any Lessor-owned improvements located therein. Lessee-owned or installed improvements, alterations, utility installations, trade fixtures, and personal property will all be insured by Lessee as provided in Section 6.5. If the coverage is available and commercially appropriate, the policy or policies must insure against all risks of direct physical loss or damage, including coverage for debris removal and the enforcement of any applicable requirements for the upgrading, demolition, reconstruction, or replacement of any portion of the Property as the result of a covered loss.

Article 8

DAMAGE OR DESTRUCTION

In the event of partial or full damage or destruction to the Premises or the Property, the following will apply:

8.1 Definitions.

(a) “Partial Damage” means damage or destruction that will cost 30% or less of the then-applicable pre-damage value of the Premises to repair. Lessor will notify Lessee in writing within 30 days from the date of the damage or destruction about whether the damage is partial or total. Partial Damage does not include damage to windows, doors, or other similar improvements, or systems that Lessee has the responsibility to repair or replace under the provisions of this Lease.

(b) “Total Destruction” means damage or destruction that will cost more than 30% of the then-applicable pre-damage value of the Premises to repair. Lessor will notify Lessee in writing within 30 days from the date of the damage or destruction about whether the damage is partial or total.

(c) “Insured Loss” means damage or destruction to improvements on the Premises that was caused by an event required to be covered by Lessor’s insurance described in Article 7, irrespective of any deductible amounts or coverage limits involved.

(d) “Replacement Cost” means the cost to repair or rebuild the improvements owned by Lessor at the time of the occurrence to their condition existing immediately prior thereto (or to a higher standard if required by current applicable law), including demolition and debris removal and without deduction for depreciation.

(e) “Hazardous Substance Condition” means the occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Substance as defined in Section 10.1, in, on, or under the Premises, that requires repair, remediation, or restoration.

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8.2 Partial Damage—Insured Loss. If a Partial Damage that is an Insured Loss occurs, then Lessor will, at Lessor’s expense, repair the damage (but not to Lessee’s trade fixtures or Lessee’s other improvements) as soon as reasonably possible, and this Lease will continue in full force and effect. Notwithstanding the foregoing, if the required insurance was not in force or the insurance proceeds are not sufficient to effect the repair, Lessor will have the option to (a) promptly contribute the shortage in proceeds as and when required to complete the repair; or (b) have this Lease terminate 30 days thereafter. Lessee will be responsible to make any repairs to any of its own improvements to the Premises, including all of its trade fixtures.

8.3 Partial Damage—Uninsured Loss. If a Partial Damage that is not an Insured Loss occurs to the Building, unless caused by a negligent or willful act of Lessee (in which event Lessee will make all the repairs at Lessee’s expense), Lessor may either: (a) repair the damage as soon as reasonably possible at Lessor’s expense, in which event this Lease will continue in full force and effect; or (b) terminate this Lease by giving written notice to Lessee within 30 days after receipt by Lessor of knowledge of the occurrence of the damage. The termination will be effective 60 days following the date of the notice. If Lessor elects to terminate this Lease, Lessee will have the right within 15 days after receipt of the termination notice to give written notice to Lessor of Lessee’s commitment to pay for the repair of the damage without reimbursement from Lessor. Lessee will provide Lessor with the funds or satisfactory assurance thereof within 30 days after making such commitment. In that event, this Lease will continue in full force and effect, and Lessor will proceed to make the repair as soon as reasonably possible after the required funds are available. If Lessee does not make the required commitment, this Lease will terminate as of the date specified in the termination notice. If the uninsured damage was caused by the negligence or misconduct of Lessee, Lessor will have the right to recover Lessor’s full damages from Lessee.

8.4 Total Destruction. If Total Destruction occurs, this Lease will terminate 30 days following the destruction. If the damage or destruction was caused by the negligence or misconduct of Lessee and it is not an Insured Loss, Lessor will have the right to recover all of Lessor’s damages from Lessee, except as provided in the waiver of subrogation as set forth in Section 6.7, less any deductible, and including all Basic Rent that would otherwise have been due through the end of the Lease Term, mitigated only to the extent required by state law.

8.5 Damage near End of Lease. If at any time during the last six months of this Lease there is damage for which the cost to repair exceeds one month’s Basic Rent, whether or not an Insured Loss, Lessor may terminate this Lease effective 60 days following the date of occurrence of the damage by giving a written termination notice to Lessee within 30 days after the date of occurrence of the damage. Notwithstanding the foregoing, if Lessee at that time has an exercisable option to extend this Lease or to purchase the Premises, then Lessee may preserve this Lease by exercising the option. If Lessee duly exercises the option during such period and provides Lessor with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, Lessor will, at Lessor’s commercially reasonable expense, repair the damage as soon as reasonably possible, and this Lease will continue in full force and effect. If Lessee fails to exercise the option and provide the funds or assurance during such period, then this Lease will terminate on the date specified in the termination notice and Lessee’s option will be extinguished.

8.6 Abatement of Rent; Lessee’s Remedies

(a) Abatement. In the event of Partial Damage, Total Destruction, or a Hazardous Substance Condition for which Lessee is not responsible under this Lease, the Basic

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Rent payable by Lessee for the period required for the repair, remediation, or restoration of the damage will be abated in proportion to the degree to which Lessee’s use of the Premises is impaired. All other obligations of Lessee hereunder will be performed by Lessee, and Lessor will have no liability for any such damage, destruction, remediation, repair, or restoration, except as provided in this Section 8.6.

(b) Remedies. If Lessor is obligated to repair or restore the Premises and does not commence, in a substantial and meaningful way, the repair or restoration within 30 days after the obligation accrues, Lessee may, at any time before the commencement of the repair or restoration, give written notice to Lessor of Lessee’s election to terminate this Lease on a date not less than 30 days following the giving of the notice. If Lessee gives the notice and the repair or restoration is not commenced within 10 days thereafter, this Lease will terminate as of the date specified in the notice. If the repair or restoration is commenced within 10 days, this Lease will continue in full force and effect. “Commence” means either the unconditional authorization of the preparation of the required plans, or the beginning of the actual work on the Premises, whichever first occurs.

8.7 Waiver of Certain Alternative Rights. To the extent allowed by law, Lessor and Lessee agree that the terms of this Lease will govern the effect of any damage to or destruction of the Premises and Property with respect to the termination of this Lease and hereby waive the provisions of any present or future statute to the extent inconsistent herewith.

Article 9

TERMINATION OF LEASE

Upon termination of this Lease, Lessee will deliver all keys to Lessor and surrender the Premises broom clean, in good condition, ordinary wear and tear excepted. Alterations constructed by Lessee with permission from Lessor are not to be removed or restored to the original condition unless required by Lessor, as provided in Section 9.1. All repairs for which Lessee is responsible will be completed before the surrender.

9.1 Title to Lessee Improvements upon Termination. All improvements, excluding Personal Property (and the Alterations) and Lessee trade fixtures, located on the Premises at the expiration or earlier termination of this Lease, will, at Lessor’s option, become the sole property of Lessor.

9.2 Lessee’s Personal Property. Furnishings, trade fixtures, and other personal property, and any fuel tanks placed on the Premises by Lessee (“Personal Property”) will remain the property of Lessee. At or before the termination of this Lease, Lessee, at Lessee’s expense, will remove from the Premises any and all of Lessee’s Personal Property and will repair any damage to the Premises resulting from the installation or removal of the Personal Property. Any items of Lessee’s Personal Property that remain on the Premises after the termination date of this Lease may either be: (a) retained by Lessor without any requirement to account to Lessee therefor; or (b) removed and disposed of by Lessor, without any requirement to account to Lessee therefor, with Lessor being entitled to recover all costs thereof from Lessee.

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9.3 Time for Removal. The time for removal of any Personal Property or improvements made by Lessee that Lessee is required to remove from the Premises on termination will be as follows: (a) by the Expiration Date; or (b) if this Lease is terminated unexpectedly before the Expiration Date, then all removal must occur within 60 days following the actual termination date, and Lessee must continue to pay all Rent due until such time as all of Lessee’s Personal Property and the improvements required to be removed have been properly and completely removed.

9.4 Holdover. Lessee has no holdover rights. If Lessee fails to vacate the Premises at the time required, Lessor will have the option to treat Lessee as a holdover Lessee from month to month, subject to all the provisions of this Lease except that the Basic Rent will be 125 percent of the then-current Basic Rent, or to eject Lessee from the Premises and recover damages caused by wrongful holdover. If a month-to-month holdover tenancy results, it will be terminated at the end of any monthly rental period on 30 days’ written notice from Lessor, and Lessee waives any notice that would otherwise be provided by law with respect to such tenancy.

9.5 Special Termination Rights. Either Lessor or Lessee shall have the right to terminate this Lease upon thirty (30) days written notice to the other party in the event that any of the following shall occur (each, a “Termination Event”): (a) the Permitted Uses become illegal due to any revocation or modification of applicable State or local law; (b) governmental requirements and/or the enforcement of such governmental requirements change such that Lessee cannot operate its business from the Premises; or (c) the United States Department of Justice issues any enforcement policy memoranda, or communications of a similar nature, indicating an adverse shift or change in or increase of its current enforcement priorities pursuant to the federal Controlled Substances Act. Notwithstanding the foregoing, Lessee shall not have the right to terminate this Lease if an act or omission of Lessee or default by Lessee under this Lease, including, without limitation, a violation by Lessee of any governmental requirements caused the Termination Event. Upon any termination pursuant to this Section 9.5, (x) Lessee shall immediately vacate and surrender the Premises and (y) this Lease shall terminate and the Parties shall be released hereunder, except for such obligations that expressly survive the expiration or earlier termination of this Lease.

Article 10

ENVIRONMENTAL OBLIGATIONS OF LESSEE

10.1 Definitions. As used in this Lease, the following terms are defined as follows:

(a) “Environmental Laws” will be interpreted in the broadest sense to include any and all federal, state, and local statutes, regulations, rules, and ordinances (including those of the Michigan Department of Environment, Great Lakes & Energy (“EGLE”) or any successor agency) now or hereafter in effect, as they may be amended from time to time, that in any way govern materials, substances, or products and/or relate to the protection of health, safety, or the environment.

(b) “Hazardous Substances” will be interpreted in the broadest sense to include any substance, material, or product defined or designated as hazardous, toxic, radioactive, or dangerous, regulated wastes or substances, or any other similar term in or under any Environmental Laws, but excluding marihuana and legal products under Michigan law made from marihuana and/or its constituent compounds.

(c) “Hazardous Substance Release” includes the spilling, discharge, deposit, injection, dumping, emitting, releasing, placing, leaking, migrating, leaching, and seeping of any Hazardous Substance into the air or into or on any land, sediment, or waters, except any release in

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compliance with Environmental Laws and specifically authorized by a current and valid permit issued under Environmental Laws with which Lessee is in compliance at the time of the release, but not including within the exception any such release in respect of which the State of Michigan has determined that application of the State’s Hazardous Substance removal and remedial action rules might be necessary to protect public health, safety, or welfare, or the environment.

10.2 Limited Business Use of Hazardous Substances. Lessee is permitted to use, handle, and store Hazardous Substances as necessary to conduct the Permitted Uses and in quantities needed to conduct the Permitted Uses, in compliance with applicable Environmental Laws, best management practices related to the Permitted Uses, and the provisions of this Lease.

10.3 Soil or Waste. Lessee will not store, treat, deposit, place, or dispose of treated or contaminated soil, industry by-products, or any other form of waste on the Premises, without the prior written consent of Lessor, which consent may be granted or denied in Lessor’s sole discretion.

10.4 Safety. As a part of this Section, Lessee will maintain material safety data sheets for each and every Hazardous Substance used by Lessee, or Lessee’s agents, employees, contractors, licensees, or invitees on the Property or Premises, as required under the Hazard Communication Standard in 29 CFR Section 1910.1200, as it may be amended, redesignated, or retitled from time to time, and comparable state and local statutes and regulations.

10.5 Disposal of Hazardous Substances. Lessee will not dispose of any Hazardous Substance, regardless of the quantity or concentration, within the storm or sanitary sewer drains or plumbing facilities within the Premises or the Property. Any disposal of Hazardous Substances will be in approved containers, and Hazardous Substances will be removed from the Property or Premises only in accordance with the law. If Lessee knows, or has reasonable cause to believe, that any Hazardous Substance Release has come to be located on or beneath the Property or Premises, Lessee must immediately give written notice of that condition to Lessor, whether or not the Hazardous Substance Release was caused by Lessee.

10.6 Lessee’s Liability

(a) Hazardous Substance Releases. Except as provided in otherwise provided in this Lease, Lessee will be responsible for any Hazardous Substance Release on the Property or Premises, on other properties, in the air, or in adjacent or nearby waterways (including groundwater) that results from or occurs in connection with Lessee’s occupancy or use of the Property or Premises.

(b) Limitation of Lessee’s Liability. Notwithstanding anything to the contrary provided in this Lease, Lessee will have no responsibility for, and Lessor shall indemnify, defend, and hold Lessee harmless from, any Hazardous Substances or Hazardous Substance Releases that: (i) existed on the Property or Premises before the Effective Date; (ii) were caused by Lessor or the agents, employees, contractors or invitees of Lessor; or (iii) Lessee can demonstrate migrated into the Premises from a source off-Premises that was not caused by Lessee.

(c) Environmental Remediation. Lessee will promptly undertake all actions necessary or appropriate to ensure that any Hazardous Substance Release caused by Lessee is remediated and that any violation of any applicable Environmental Laws or environmental provision of this Lease is corrected. Lessee will remediate, at Lessee’s sole expense, any Hazardous

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Substance Release for which Lessee is responsible under this Lease. Lessee will also remediate any Hazardous Substance Release for which it is responsible under this Lease on any other impacted property or bodies of water. The obligations of Lessee under this Section 10.6(c) are subject to the limitations on Lessee’s liability set forth in Section 10.6(b).

(d) Report to Lessor. Within 30 days following completion of any investigatory, containment, remediation, or removal action required by this Lease, Lessee will provide Lessor with a written report outlining, in detail, what has been done and the results thereof.

(e) Lessor’s Approval Rights. Except in the case of an emergency or an agency order requiring immediate action, Lessee will give Lessor advance notice before beginning any investigatory, remediation, or removal procedures. Lessor will have the right to approve or disapprove the proposed investigatory, remediation, or removal procedures and the company or companies and individuals conducting the procedures that are required by this Lease or by applicable Environmental Laws, whether on the Property, Premises, or any affected property or water. Lessor will have the right to require Lessee to contract for and fund oversight by any governmental agency with jurisdiction over any investigatory, containment, removal, remediation, and restoration activities and to require Lessee to seek and obtain a determination of no further action or an equivalent completion-of-work statement from the governmental agency.

10.7 Notice to Lessor. Lessee will immediately notify Lessor upon becoming aware of: (a) a violation or alleged violation of any Environmental Law; (b) any leak, spill, release, or disposal of a Hazardous Substance on, under, or adjacent to the Property or Premises or threat of or reasonable suspicion of any of the same; and (c) any notice or communication to or from a governmental agency or any other person directed to Lessee or any other person relating to such Hazardous Substances on, under, or adjacent to the Property or Premises or any violation or alleged violation of, or noncompliance or alleged noncompliance with, any Environmental Laws with respect to the Property or Premises.

10.8 Certification. Not later than 30 days after receipt of written request from Lessor, Lessee will provide a written certification to Lessor, signed by Lessee, that certifies that Lessee has not received any notice from any governmental agency regarding a violation of or noncompliance with any Environmental Law; or, if such a notice was received, Lessee will explain the reason for the notice, explain what has been done to remedy the problem, and attach a copy of the notice. Lessee will also certify that Lessee has obtained and has in force all permits required under Environmental Law. Lessee will make copies of all such permits available to Lessor upon request.

Article 11

LESSEE DEFAULT

11.1 Events of Default. The following will constitute an “Event of Default” if not cured within the applicable cure period as set forth below:

(a) Default in Rent. Failure of Lessee to pay any Rent or other charge within 10 days after written notice from Lessor.

(b) Default in Other Covenants. Failure of Lessee to comply with any term or condition or fulfill any obligation of the Lease (other than the payment of Rent or other charges) within 30 days after written notice by Lessor specifying the nature of the default with reasonable

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particularity. If the default is of such a nature that it cannot be completely remedied within the 30-day period, Lessee will be in compliance with this provision if Lessee begins correction of the default within the 30-day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practicable.

(c) Insolvency. An assignment by Lessee for the benefit of creditors; filing by Lessee of a voluntary petition in bankruptcy; adjudication that Lessee is bankrupt or the appointment of receiver of the properties of Lessee; the filing of an involuntary petition of bankruptcy and failure of the Lessee to secure a dismissal of the petition within 90 days after filing; or attachment of or the levying of execution on the leasehold interest and failure of the Lessee to secure discharge of the attachment or release of the levy of execution within 30 days.

11.2 Remedies on Default. If an Event of Default occurs, Lessor, at Lessor’s sole option, may terminate this Lease by notice, in writing, in accordance with Section 16.9. The notice may be given before or within any of the above-referenced cure periods or grace periods for default and may be included in a notice of failure of compliance, but the termination will be effective only on the expiration of the above-referenced cure periods or grace periods. If the Premises is abandoned by Lessee in connection with a default, termination may be automatic and without notice, at Lessor’s sole option.

11.3. Termination and Damages If this Lease is terminated, Lessor will be entitled to recover promptly, without waiting until the due date, any past due Rent together with future Rent that would otherwise become due and owing up to and through the date fixed for expiration of the Lease Term; any damages suffered by Lessor as a result of the Event of Default, including without limitation all obligations of Lessee; and the reasonable costs of reentry and reletting the Premises, including without limitation, the cost of any cleanup, refurbishing, removal of Lessee’s Personal Property including fixtures, or any other expense occasioned by Lessee’s failure to quit the Premises upon termination and to leave them in the condition required at the expiration of this Lease, any remodeling costs, reasonable attorney fees, court costs, broker commissions, and advertising costs. Lessor will have no obligation to mitigate damages except as required by Michigan law at the time of termination.

11.4 Reentry after Termination If the Lease is terminated or abandoned for any reason, Lessee’s liability for damages will survive the termination, and the rights and obligations of the Parties will be as follows: (a) Lessee will vacate the Premises immediately; remove any Personal Property of Lessee, including any fixtures that Lessee is required to remove at the end of the Lease Term; perform any cleanup, alterations, or other work necessary to leave the Premises in the condition required at the end of the term; and deliver all keys to Lessor. (b) Lessor may reenter, take possession of the Premises, and remove any persons or Personal Property by legal action or by self-help with the use of reasonable force and without liability for damages.

11.5 Reletting. Following termination, reentry, or abandonment, Lessor may relet the Premises and in that connection may: (a) make any suitable alterations, refurbish the Premises, or both, or change the character or use of the Premises, but Lessor will not be required to relet for any use or purpose (other than that specified in the Lease) that Lessor may reasonably consider injurious to the Premises, or to any Lessee that Lessor may reasonably consider objectionable; or (b) relet all or part of the Premises, alone or in conjunction with other properties, for a term longer or shorter than the term of this Lease, on any reasonable terms and conditions, including the granting of some rent-free occupancy or other commercially reasonable rent concession.

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11.6 Right to Sue More Than Once. In an Event of Default, Lessor may elect to continue this Lease and to sue periodically to recover damages, and no action for damages will bar a later action for damages subsequently accruing.

11.7 Equitable Relief. Lessor may seek injunctive relief or an order of specific performance from any court of competent jurisdiction requiring that Lessee perform its obligations under this Lease.

11.8 No Waiver of Default. No failure by Lessor to insist on the strict performance of any agreement, term, covenant, or condition of this Lease or to exercise any right or remedy consequent upon a breach, and no acceptance of partial Rent during the continuance of any breach, will constitute a waiver of the breach or of the agreement, term, covenant, or condition. No agreement, term, covenant, or condition to be performed or complied with by Lessee, and no breach by Lessee, will be waived, altered, or modified except by a written instrument executed by Lessor. No waiver of any breach will affect or alter this Lease, but each and every agreement, term, covenant, and condition of this Lease will continue in full force and effect with respect to any other then-existing or subsequent breach.

11.9 Remedies Cumulative and Nonexclusive. Each right and remedy of Lessor contained in this Lease will be cumulative and will be in addition to every other right or remedy in this Lease, or existing at law or in equity, including without limitation suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Lessor of any such rights or remedies will not preclude the simultaneous or later exercise by Lessor of any other such rights or remedies. All such rights and remedies are nonexclusive.

11.10 Curing Lessee’s Default. If Lessee fails to perform any of Lessee’s obligations under this Lease, Lessor, without waiving the failure, may (but will not be obligated to) perform the same for the account of and at the expense of Lessee (using Lessor’s own funds, when required), after the expiration of the applicable cure period set forth in Section 11.1(b), or sooner in the case of an emergency. Lessor will not be liable to Lessee for any claim for damages resulting from such action by Lessor. Lessee agrees to reimburse Lessor, on demand, for any amounts Lessor spends in curing Lessee’s Default. Any sums to be so reimbursed will bear interest at the Delinquency Rate.

Article 12

LESSOR DEFAULT

12.1 Breach by Lessor

(a) Notice of Breach. Lessor will not be deemed in breach of this Lease unless Lessor fails within a reasonable time to perform an obligation required to be performed by Lessor. For purposes of this Section 12.1(a), a reasonable time will in no event be less than 20 days after receipt by Lessor, and any Lender whose name and address have been furnished to Lessee in writing for such purpose, of written notice specifying what obligation of Lessor has not been performed; however, a Lessor event of default will not occur if Lessor’s performance is commenced within the 20-day period and thereafter diligently pursued to completion.

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(b) No Self-Help. In the event that neither Lessor nor any Lender of Lessor cures any breach within the applicable cure period, Lessee will be entitled to seek any of the remedies provided in Section 12.1(c) but will not be entitled to take self-help action.

(c) Remedies in the Event of a Lessor Default. If an uncured event of default is committed by Lessor, Lessee will be entitled to any remedies available at law or in equity for breach of lease; however, damages will be limited to Lessor’s interest in the Property unless caused by the gross negligence or intentional acts of the Lessor, its employees, agents, contractors or invitees.

Article 13

INDEMNITIES AND REIMBURSEMENT

13.1 General Indemnity. Each Party agrees to defend (using legal counsel reasonably acceptable to Lessor, taking into account insurance defense requirements), indemnify, and hold harmless the other Party from and against any and all actual or alleged claims, damages, expenses, costs, fees (including but not limited to attorney, accountant, paralegal, expert, and escrow fees), fines, liabilities, losses, penalties, proceedings, and/or suits (collectively “Costs”) that may be imposed on or claimed against such Party, in whole or in part, directly or indirectly, arising from or in any way connected with (a) any act, omission, or negligence by the other Party or its partners, officers, directors, members, managers, agents, employees, invitees, or contractors; (b) any use, occupation, management, or control of the Premises or Property by indemnifying Party, whether or not due to such Party’s own act or omission; (c) any condition created in or about the Premises or Property by the indemnifying Party, including any accident, injury, or damage occurring on or about the Premises or Property during this Lease as a result of indemnifying Party’s use thereof; (d) any breach, violation, or nonperformance of any of indemnifying Party’s obligations under this Lease; or (e) any damage caused on or to the Premises or Property by Lessee’s use or occupancy thereof.

13.2 Reimbursement for Damages. Lessee will fully compensate Lessor for harm to the Property caused by the acts or omissions of Lessee. This compensation will include reimbursement to Lessor for any diminution in value of or lost revenue from the Premises or other areas of the Property or adjacent or nearby property caused by a Hazardous Substance Release, including damages for loss of, or restriction on use of, rentable or usable property or of any amenity of the Premises or Property, including without limitation damages arising from any adverse impact on the leasing or sale of the Premises or Property as a result thereof.

13.4 Survival. This Article 13 will survive the termination of this Lease with respect to all matters arising or occurring before surrender of the Premises by Lessee.

Article 14

ASSIGNMENT AND ESTOPPELS

14.1 Consent Required. This Lease will not be assigned, subleased, or otherwise transferred except with the consent of Lessor, which consent may not be unreasonably, withheld or delayed. An assignment or sublet to an entity owned or controlled by, or under common ownership with, Lessee shall not be considered a transfer under this Section 14.1. If Lessee proposes to assign or otherwise transfer this Lease in connection with selling all or substantially all of Lessee’s assets,

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or if GR Michigan, LLC, a Michigan limited liability company (“GR”), proposes to sell all of its ownership interests in Lessee (if acquired pursuant to that certain Option to Purchase Controlling Interest, dated on or about the Effective Date, among GR and the members of Lessee (the “Option Agreement”) and the other agreements and documents contemplated thereby) to an unrelated third party, then, in either such case, (a) such sale shall constitute a transfer under this Section 14.1, (b) Lessor may withhold its consent to such transfer for any or no reason, and (c) if Lessor so withholds its consent, Lessee shall have the right to exercise the Purchase Option under and pursuant to Section 16.30 and the Purchase Price in such sale of the Premises to Lessee upon exercising the Purchase Option shall, notwithstanding anything in Section 16.30 to the contrary, be $2,000,000.

14.2 Estoppel Certificate. Each Party agrees to execute and deliver to the other, at any time and within 10 days after written request, a statement certifying, among other things: (a) that this Lease is unmodified and is in full force and effect (or if there have been modifications, stating the modifications); (b) the dates to which Rent has been paid; (c) whether the other Party is in default in performance of any of its obligations under this Lease and, if so, specifying the nature of each such default; and (d) whether any event has occurred that, with the giving of notice, the passage of time, or both, would constitute a default and, if so, specifying the nature of each such event. Each Party will also include any other information concerning this Lease as is reasonably requested. The Parties agree that any statement delivered under this Section 14.2 will be deemed a representation and warranty by the Party providing the estoppel that may be relied on by the other Party and by its potential or actual purchasers and lenders, regardless of independent investigation. If either Party fails to provide the statement within 10 days after the written request therefor, and does not request a reasonable extension of time, then that Party will be deemed to have given the statement as presented and will be deemed to have admitted the accuracy of any information contained in the request for the statement.

Article 15

CONDEMNATION

If the Premises or any interest therein is taken as a result of the exercise of the right of eminent domain or under threat thereof (a “Taking”), this Lease will terminate with regard to the portion that is taken. If either Lessee or Lessor determines that the portion of the Property or Premises taken does not feasibly permit the continuation of the operation of the facility by either the Lessee or Lessor, this Lease will terminate. The termination will be effective 30 days from the date of the Taking. Any condemnation award relating to the Property or Premises will be the property of Lessor. Lessee will not be entitled to any proceeds of any such award, except Lessee will be entitled to any compensation attributed by the condemning authority to Lessee’s relocation expense, trade fixtures, or loss of business.

Article 16

GENERAL PROVISIONS

16.1 Covenants, Conditions, and Restrictions. This Lease is subject and subordinate to the effect of any covenants, conditions, restrictions, easements, rights of way, and any other matters of record imposed on the Property and to any applicable land use or zoning laws or regulations.

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16.2 Nonwaiver. Waiver by either Party of strict performance of any provision of this Lease will not be a waiver of or prejudice the Party’s right to require strict performance of the same provision in the future or of any other provision.

16.3 Attorney Fees. If any suit, action, or other proceeding (including any proceeding under the U.S. Bankruptcy Code) is instituted in connection with any controversy arising out of this Lease or to interpret or enforce any rights or obligations hereunder, the prevailing Party will be entitled to recover attorney, paralegal, accountant, and other expert fees and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith, as determined by the court or body at trial or on any appeal or review, in addition to all other amounts provided by law. Payment of all such fees also applies to any administrative proceeding, petition for review, trial, and appeal. Whenever this Lease requires one Party to defend the other Party, the defense will be by legal counsel reasonably acceptable to the Party to be defended, understanding that claims are often covered by insurance with the insurance carrier designating the defense counsel.

16.4 Time of Essence. Time is of the essence in the performance of all covenants and conditions to be kept and performed under the terms of this Lease.

16.5 No Warranties or Guarantees. Lessor makes no warranty, guarantee, or averment of any nature whatsoever concerning the physical condition of the Premises or Property, or suitability of the Premises or Property for Lessee’s use. Lessor will not be responsible for any loss, damage, or costs that may be incurred by Lessee by reason of any such condition.

16.6 No Implied Warranty. In no event will any approval, consent, acquiescence, or authorization by Lessor be deemed a warranty, representation, or covenant by Lessor that the matter approved, consented to, acquiesced in, or authorized is appropriate, suitable, practical, safe, or in compliance with any applicable law or this Lease. Lessee will be solely responsible for such matters, and Lessor will have no liability therefor.

16.7 Construction. In construing this Lease, all headings and titles are for the convenience of the Parties only and are not considered a part of this Lease. Whenever required by the context, the singular includes the plural and vice versa.

16.8 Lessor Consent or Action. If this Lease is silent on the standard for any consent, approval, determination, or similar discretionary action, the standard is the sole discretion of Lessor, rather than any standard of implied good faith or reasonableness.

16.9 Notices. All notices required under this Lease will be deemed to be properly served when actually received or on the third Business Day (defined in Section 16.17) after mailing, if sent by certified mail, return receipt requested, to the last address previously furnished by the Parties hereto in accordance with the requirements of this Section 16.9. Until hereafter changed by the Parties by notice in writing, sent in accordance with this Section 16.9, notices must be sent to the following addresses:

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If to Lessor:

David Pleitner, LLC

3613 Bobcat Court

Midland, MI 48642

If to Lessee:

Golden Harvests, LLC

333 Morton St

Bay City, MI 48706

With email copy sent to obie@grownrogue.com.

The addresses to which notices are to be delivered may be changed by giving notice of the change in address in accordance with this Notice provision.

16.10 Governing Law. This Lease is governed by and will be construed according to the laws of the State of Michigan, without regard to its choice-of-law provisions. Any dispute arising out of or related to this Lease shall be resolved by binding arbitration in Bay County, in front of a single arbitrator (who must be a member in good standing of the Michigan State Bar with no fewer than 10 years’ experience as a licensed attorney), in accordance with such arbitrator’s rules.

16.11 Survival. Any covenant or condition (including, but not limited to, environmental obligations and all indemnification agreements) set forth in this Lease, the full performance of which is not specifically required before the expiration or earlier termination of this Lease, and any covenant or condition that by its terms is to survive, will survive the expiration or earlier termination of this Lease and will remain fully enforceable thereafter.

16.12 Partial Invalidity. If any provision of this Lease is held to be unenforceable or invalid, it will be adjusted rather than voided, if possible, to achieve the intent of the Parties to the extent possible. In any event, all the other provisions of this Lease will be deemed valid and enforceable to the fullest extent.

16.13 Modification. This Lease may not be modified except by a writing signed by the Parties.

16.14 Successors. The rights, liabilities, and remedies provided in this Lease will extend to the heirs, legal representatives, and, as far as the terms of this Lease permit, successors and assigns of the Parties. The words “Lessor,” “Lessee,” and their accompanying verbs or pronouns, whenever used in the Lease, apply equally to all persons, firms, or corporations that may be or become parties to this Lease.

16.15 Limitation on Liability. The obligations under this Lease do not constitute any personal obligation of Lessor or any of its owners, members, partners, shareholders, officers, directors, or employees, and Lessee has no recourse against any of them. Except when damages are caused by Lessor’s gross negligence or willful misconduct, liability under this Lease is strictly limited to whatever interest Lessor holds in the Premises, subject to and subordinate to any rights of the lenders or secured creditors of Lessor.

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16.16 No Light or View Easement. The reduction or elimination of Lessee’s light or view will not affect Lessee’s obligations under this Lease, nor will it create any liability of Lessor to Lessee.

16.17 Calculation of Time. Unless referred to in this Lease as Business Days, all periods of time referred to in this Lease include Saturdays, Sundays, and Legal Holidays. However, if the last day of any period falls on a Saturday, Sunday, or Legal Holiday, then the period extends to include the next day that is not a Saturday, Sunday, or Legal Holiday. “Legal Holiday” means any holiday observed by the federal government. “Business Day” means any day Monday through Friday, excluding Legal Holidays.

16.18 Exhibits Incorporated by Reference. All exhibits attached to this Lease are incorporated by reference herein.

16.19 Brokers. Lessee and Lessor each represent to one another that they have not dealt with any leasing agent or broker in connection with this Lease, and each agrees to indemnify and hold harmless the other from and against all damages, costs, and expenses (including attorney, accountant, and paralegal fees) arising in connection with any claim of an agent or broker alleging to have been retained by the other in connection with this Lease.

16.20 Interpretation of Lease; Status of Parties. This Lease is the result of arms-length negotiations between Lessor and Lessee and will not be construed against either Party by reason of that Party having, in whole or in part, prepared this Lease. Nothing contained in this Lease will be deemed or construed as creating the relationship of principal and agent, partners, joint venturers, or any other similar relationship, between the Parties hereto.

16.21 No Recordation of Lease. This Lease will not be recorded.

16.22 Force Majeure. The time for performance of any of Lessee’s or Lessor’s obligations hereunder will be extended for a period equal to any hindrance, delay, or suspension in the performance of that Party’s obligations, beyond the Party’s reasonable control and directly impacting the Party’s ability to perform, caused by any of the following events: unusually severe acts of nature, including floods, earthquakes, hurricanes, and other extraordinary weather conditions; civil riots, war, terrorism, or invasion; any delay occurring in receiving approvals or consents from any governmental authority, including but not limited to EGLE or other agency review of environmental reports (as long as an application for the approval or consent was timely filed and thereafter diligently pursued); major fire or other major unforeseen casualty; labor strike that precludes the Party’s performance of the work in progress; or extraordinary and unanticipated shortages of materials (each a “Force Majeure Event”). Lack of funds or willful or negligent acts of a Party will not constitute a Force Majeure Event. Further, it will be a condition to any extension of the time for a Party’s performance hereunder that the Party notify the other Party in writing within five Business Days following the occurrence of the Force Majeure Event and diligently pursue the delayed performance as soon as is reasonably possible.

16.23 Subordination. Except as described under Section 16.25, this Lease is not subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device, now or hereafter placed on the Property, or to any advances made on the security thereof, or to any renewals, modifications, or extensions thereof.

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16.24 Attornment. If Lessor transfers title to the Property, or the Property is acquired by another upon the foreclosure or termination of any security interest to which this Lease is subordinated, (a) Lessee will, subject to the nondisturbance provisions of Section 16.25, attorn to the new owner and, on request, enter into a new lease containing all the terms and provisions of this Lease, with the new owner for the remainder of the term hereof, or, at the election of the new owner, this Lease will automatically become a new lease between Lessee and the new owner; and (b) Lessor will thereafter be relieved of any further obligations hereunder and the new owner will assume all of Lessor’s obligations, except that the new owner will not: (i) be liable for any act or omission of any prior lessor or with respect to events occurring before acquisition of ownership; (ii) be subject to any offsets or defenses that Lessee might have against any prior lessor; (iii) be bound by prepayment of more than one month’s rent, or (iv) be liable for the return of any security deposit paid to any prior lessor but not transferred to the new Lessor.

16.25 Nondisturbance. With respect to any loan agreement or other security agreement entered into by Lessor after the execution of this Lease (a “Subsequent Loan”), Lessee’s subordination of this Lease will be subject to Lessee’s receipt of a commercially reasonable nondisturbance agreement (a “Nondisturbance Agreement”) from the lender of the Subsequent Loan that provides that Lessee’s possession of the Premises, including any options to extend the term hereof, will not be disturbed as long as Lessee is not in default of this lease and attorns to the record owner of the Premises.

16.26 Capacity to Execute; Mutual Representations Lessor and Lessee each warrant and represent to one another that this Lease constitutes a legal, valid, and binding obligation of that Party. Without limiting the generality of the foregoing, the individuals executing this Lease each warrant that they have full authority to execute this Lease on behalf of the entity for whom they purport to be acting.

16.27 Entire Agreement. This Lease, together with all exhibits attached hereto and by this reference incorporated herein, constitutes the entire agreement between Lessor and Lessee with respect to the leasing of the Premises.

16.28 Counterparts. This Lease may be executed in one or more counterparts.

16.29 Waiver of Illegality Defense. Each Party agrees that this Lease’s invalidity for public policy reasons and/or its violation of federal cannabis laws is not a valid defense to any dispute or claim arising out of this Lease. Each Party expressly waives the right to present any defense related to the federal illegality of cannabis and agrees that such defense shall not be asserted, and will not apply, in any dispute or claim arising out of this Lease.

16.30 Option to Purchase.

16.30.1 Grant of Purchase Option. On the terms and subject to the conditions set forth in this Section 16.30, Lessor hereby bargains, gives, and grants to Lessee, and Lessee shall have, the sole, exclusive, and irrevocable right and option (the “Purchase Option”) to purchase the Premises from Lessor for the Purchase Price (as determined pursuant to, and defined in, Section 16.30.3).

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16.20.2 Exercise of Purchase Option. Form and after the third anniversary of the Effective Date, Lessee may exercise the Purchase Option at any time during the Lease Term (including, for the avoidance of doubt, any extension of the Lease Term) by giving Lessor written notice of Lessee’s election to exercise the Purchase Option (the “Exercise Notice”). Upon exercising the Purchase Option, Lessor shall become obligated to convey, and Lessee shall become obligated to purchase, the Premises, on the terms and subject to the conditions set forth in this Section 16.30. Notwithstanding the foregoing, Lessee shall have the right to rescind its exercise of the Purchase Option at any time prior to closing of the sale as set forth in Section 16.30.5 by giving Lessor notice thereof and reimbursing Lessor for all appraiser expenses (if any) that Lessor incurred in accordance with Section 16.30.4, and if so rescinded, Lessee must wait at least six months before being entitled to exercise the Purchase Option.

16.30.3 Purchase Price. The purchase price (the “Purchase Price”) for the Premises shall be the greater of (a) $4,000,000, and (b) the fair market value of the Premises (as determined pursuant to Section 16.30.4) as of the date of the Exercise Notice; provided, however, that if Lessee is exercising the Purchase Option concurrently with, or at any time within six months before or after, the exercise by GR of its call option under Section 9.04 of the Amended and Restated Operating Agreement of Lessee (the “A&R Operating Agreement”) that will be entered into among GR, Lessee, and the other members of Lessee upon the exercise by GR of its option to purchase a controlling interest in Lessee under the Option Agreement, then, in that case, (x) the sum of the Purchase Price and the Call Price (as defined in the A&R Operating Agreement) shall be, notwithstanding anything in this Section 16.30 or the A&R Operating Agreement to the contrary, the greater of (i) $7,000,000, and (ii) the sum of (1) the fair market value of the Premises, as determined pursuant to Section 16.30.4, and (2) the fair market value of the Minority Member’s entire Membership Interest (each as defined in the A&R Operating Agreement) as determined pursuant to the A&R Operating Agreement; (y) if the “greater of” pursuant to subsection (x) of this Section 16.30.3 is $7,000,000, then, in that case, for allocation purposes, the Purchase Price for the Premises under this Section 16.30 shall be $3,000,000 and the Call Price shall be $4,000,000; and (z) for the avoidance of doubt, the minimum purchase price of $4,000,000 set forth in subsection (a) of this Section 16.30.3 and the minimum call price of $4,000,000 set forth in Section 9.04(a) of the A&R Operating Agreement shall be disregarded and shall have no effect (for illustrative purposes, if: (1) the fair market value of the Premises is $3,000,000 and the fair market value of the Minority Member’s entire Membership Interest is $3,000,000, then the purchase price for both would be $7,000,000 (the minimum aggregate purchase price under subsection (x)(i) of this Section 16.30.3) and not $8,000,000, and (2) the fair market value of the Premises is $3,000,000 and the fair market value of the Minority Member’s entire Membership Interest is $5,000,000, then the purchase price for both would be $8,000,000 (the sum of the fair market value of both) and not $9,000,000).

16.30.4 Fair Market Value. Lessor and Lessee will attempt in good faith to agree upon the fair market value of the Premises. If Lessor and Lessee have not agreed to the fair market value of the Premises within 30 days after the date of the Exercise Notice, then Lessor and Lessee will each appoint a real estate appraiser with at least five years full-time commercial appraisal experience in the By County, Michigan, area to appraise the then-current fair market value of the Premises. If the appraisals prepared by the two appraisers appointed by Lessor and Lessee are within 5% of each other, then the Purchase Price will be established by the average of the two appraisals. If the two appraisals are more than 5% apart, then the two appraisers will elect a third appraiser who meets the qualifications set forth above within ten days after the submission of the two initial appraisals. The third appraiser will not be permitted to review the appraisals prepared

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by Lessor’s appraiser or Lessee’s appraiser until such time as the third appraiser has rendered his or her final decision. Within 30 days after appointment, the third appraiser will submit his or her appraisal and the Purchase Price will be the average of the two appraisals which are closest in value. Lessor and Lessee will each bear the cost of the appraiser selected by that Party and one-half of the cost of the third appraisal.

16.30.5 Closing.

(a) The purchase of the Premises will be closed in escrow at MBS Title Agency LLC (the “Title Company”) in Bay County, Michigan. Lessor and Lessee will each pay one-half of the escrow fee. Closing will occur on a date selected by Lessee, which will be no sooner than 30 days after the date of the Exercise Notice and no later than 150 days after the date of the Exercise Notice (the “Closing” or “Closing Date”). At Closing, Lessor will deliver to Lessee a duly executed and acknowledged Special Warranty Deed conveying the Premises to Lessee free and clear of all liens and encumbrances, except for rights reserved in federal patents, building or use restrictions, building and zoning regulations and ordinances of any governmental unit, covenants, conditions, and restrictions of record, taxes for the current year not yet due and payable, rights-of-way and easements established or of record, and anything done or suffered by Lessee (the “Permitted Exceptions”). Notwithstanding the foregoing, Lessor will be obligated to satisfy, on or before the Closing Date, any exception created, or suffered to be created, by Lessor that is security for payment of a sum of money (including mortgages, trust deeds, tax liens, contractor’s liens, and judgment liens). If the Closing occurs after the expiration of the Lease Term, Lessee will continue to lease the Premises pursuant to the terms and conditions of this Lease between the expiration date and the Closing Date on the terms then in effect.

(b) At the Closing, Lessee shall pay the Purchase Price by (i) wire transfer of immediately available funds through escrow of at least 60% of the Purchase Price, and (ii) causing Grown Rogue International, Inc. to issue to Lessor (through escrow) shares of its common stock with a value equal to the portion of the Purchase Price not paid in cash pursuant to subsection (i) (using for this purpose a per share price of the 20-day VWAP of Grown Rogue International, Inc. for the twenty day period prior to the Closing).

16.30.6 Title Insurance. At least 15 days before Closing, Lessor will cause the Title Company to furnish to Lessee an ALTA standard owner’s policy of title insurance insuring Lessee as the owner of the Premises subject only to the standard printed exceptions, exceptions created by and through Lessee, and the Permitted Exceptions (the “Owner’s Title Policy”). Lessor will pay the premium for the Owner’s Title Policy and Lessee will pay the premium(s) for any endorsements requested by Lessee.

[Signature page follows]

22 - COMMERCIAL LEASE

IN WITNESS WHEREOF, the Parties have executed this Lease to be effective as of the Effective Date.

LESSOR:			LESSEE:

David Pleitner, LLC			Golden Harvests, LLC

By:	/s/ David Pleitner		By:	/s/ David Pleitner
	Name:	David Pleitner		Name:	David Pleitner
	Title:	Sole Member		Title:	Member

23 - SIGNATURE PAGE - COMMERCIAL LEASE

EXHIBIT A

Legal Description

A-1